Exhibit 23.1






INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-16559 on Form S-8 of our report dated February 17, 1998, appearing in this Annual Report on Form 10-K of Cymer, Inc. for the year ended December 31, 1997 and to the reference to us under the heading "Selected Financial Data" in such Form 10-K.





DELOITTE & TOUCHE, LLP
San Diego, California
March 24, 1998